EXHIBIT 5.01

May 9, 2012

MIPS Technologies, Inc.
955 East Arques Avenue
Sunnyvale, California  94085

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by  MIPS Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the "Commission") on or about May 9, 2012  in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company’s Common Stock (the "Stock"), subject to issuance by the Company upon the exercise of (a) equity awards granted or to be granted under the Company’s 1998 Long-Term Incentive Plan, as amended and restated (the "1998 Plan") and (b) purchase rights granted or to be granted under the Company’s Employee Stock Purchase Plan, as amended and restated (the "Purchase Plan").  The plans referred to in clauses (a) through (b) above are collectively referred to in this letter as the "Plans".  In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on May 9, 2012 (the “Restated Certificate”).

(2)	the Company’s Bylaws, certified by the Company’s Secretary on May 9, 2012 (the “Bylaws”).

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the Prospectuses prepared in connection with the Registration Statement.

(5)	the Plans.

(6)
minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) relating to the approval and amendment by the Board and the stockholders of (i) the Restated Certificate, (ii) the Bylaws and (iii) the Plans (and the reservation of the Stock for sale and issuance pursuant to the Plans) as we have deemed necessary for purposes of giving this opinion, which have been represented by the Company to us as comprising all of the minutes of meetings and actions by written consent of the Board and the Stockholders related to these matters.

(7)
minutes of meetings and actions by written consent of the Board relating to the approval and adoption by the Board of the Registration Statement as we have deemed necessary for purposes of giving this opinion, which have been represented by the Company to us as comprising all of the minutes of meetings and actions by written consent of the Board related to these matters.

(8)
the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent dated May 8, 2012 verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated May 8, 2012 verifying the number of such issued and outstanding securities).

(9)
A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated May 9, 2012, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

The Company’s capital stock is uncertificated.  We assume that issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with DGCL Section 158 and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1)           The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)           The 3,000,000 shares of Stock that may be issued and sold by the Company upon the exercise or vesting (as applicable) of (a) equity awards granted or to be granted under the 1998 Plan or (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold (as applicable) and delivered in accordance with the applicable Plan and equity award or purchase agreements to be entered into under the applicable Plan and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By: /s/ DAN WINNIKE
Dan Winnike, a Partner